Exhibit 99.1

June 22, 2012

FSP Phoenix Tower Corp.

This special communication is to inform holders of preferred stock in FSP Phoenix Tower Corp. (the “Company” or “we”) that the unaffiliated third-party proposed buyer of the Company’s 34-story, multi-tenant, Class “A” office building containing approximately 629,054 square feet located in Houston, Texas (the “Property”) exercised its right to terminate the agreement to purchase the Property. Consequently, the Property will not be sold to this buyer at this time. This termination is also described in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission today. The Current Report on Form 8-K can be accessed via the internet by clicking on the 8-K with today’s filing date at the following address:

http://www.sec.gov/cgi-bin/browse-edgar?company=FSP+Phoenix+Tower&match=&CIK=&filenum=&State=&Country=&SIC=&owner=exclude&Find=Find+Companies&action=getcompany

The Company has directed the Property’s sales broker, CB Richard Ellis, to reach out to other potentially interested buyers in order to determine what, if any, other sales opportunities exist. In fact, we are currently discussing the potential sale of the Property for the same $123,250,000 gross sales price with a different unaffiliated third-party buyer. Those discussions remain on-going and we are not able to predict the result at this time. In the interim, management will continue to lease and operate the Property as usual and will keep all shareholders informed of any further updates.

Please be advised that the Company is continuing to solicit the written consent of the holders of its preferred stock to approve the sale of the Property to an unaffiliated third-party buyer for a gross sales price in the aggregate of at least $123,250,000, as further described in the information statement dated June 1, 2012 that was mailed to the holders of the Company’s preferred stock. If you have not already done so, I encourage you to respond to the Company’s information statement dated June 1, 2012.

Please feel free to contact our Investor Services group (800-950-6288) and speak directly with Georgia Touma, Assistant Vice President and Director of Investor Services, or with one of the Investor Services Specialists, Lara Ryan or Michelle Sullivan, with any questions you may have.

George J. Carter

President – FSP Phoenix Tower Corp.

Safe Harbor for Forward-Looking Statements

Statements in this letter regarding the proposed transaction relating to potential sale of the Property and any other statements about the Company managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the proposed transaction, disruptions in the debt markets, economic conditions, risks of a lessening demand for the real estate owned by the Company, changes in government regulations, geopolitical events and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments, and the other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and its most recent quarterly report filed with the SEC. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this letter.